UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Johnston, William E.

   100 North Riverside Plaza
   Chicago, IL  60606
   USA
2. Issuer Name and Ticker or Trading Symbol
   Morton International, Inc.  (MII)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   05/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Operating Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                           |5/28/9|M   | |54,662            |A  |$10.09     |                   |      |                           |
              Common Stock |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |5/28/9|F   | |17,035            |D  |$32.375    |103,687  (1)       |D     |                           |
                    "      |7     |    | |                  |   |           |                   |      |                           |
     "                     |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |1,139  (1)         |I     |401(K) Plan                |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
   Stock Option (right|$10.09  |5/28/|M   | |54,662     |D  |6/27/|6/25/|Common Stock|54,662 |       |-0-         |   |            |
 to buy) (2)          |        |97   |    | |           |   |88   |97   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "       |$10.26  |5/1/9|A   | |35,306     |A  |7/19/|7/16/|"           |35,306 |       |35,306      |D  |            |
               "      |        |7    |    | |           |   |90   |99   |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "       |$11.01  |5/1/9|A   | |98,072     |A  |7/1/9|6/28/|"           |98,072 |       |98,072      |D  |            |
               "      |        |7    |    | |           |   |1    |00   |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "       |$13.83  |5/1/9|A   | |39,229     |A  |6/29/|6/27/|"           |39,229 |       |39,229      |D  |            |
               "      |        |7    |    | |           |   |92   |01   |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "       |$13.54  |5/1/9|A   | |32,364     |A  |6/25/|6/24/|"           |32,364 |       |32,364      |D  |            |
               "      |        |7    |    | |           |   |93   |02   |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "       |$21.63  |5/1/9|A   | |28,951     |A  |8/29/|8/26/|"           |28,951 |       |28,951      |D  |            |
               "      |        |7    |    | |           |   |94   |03   |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "       |$22.66  |5/1/9|A   | |29,029     |A  |8/28/|8/25/|"           |29,029 |       |29,029      |D  |            |
               "      |        |7    |    | |           |   |95   |04   |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "       |$24.47  |5/1/9|A   | |27,199     |A  |8/26/|8/24/|"           |27,199 |       |27,199      |D  |            |
               "      |        |7    |    | |           |   |96   |05   |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "       |$22.99  |5/1/9|A   | |39,229     |A  |10/28|10/26|"           |39,229 |       |39,229      |D  |            |
               "      |        |7    |    | |           |   |/96  |/05  |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              "       |$29.01  |5/1/9|A   | |35,306     |A  |8/25/|8/22/|"           |35,306 |       |35,306      |D  |            |
               "      |        |7    |    | |           |   |97   |06   |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
     (1) Includes 67,199 shares of common stock received pursuant to a spinoff from (old) Morton International, Inc.
("old Morton") on a share-for-share
basis.
     (2) All stock options in Table II consist of conversions pursuant to the above spinoff from options in old Morton common stock at adjusted share amounts and exercise
prices.
SIGNATURE OF REPORTING PERSON
/s/ William E. Johnston
DATE
06/10/97